NEWS RELEASE

The Hartford Reduces Pension Liabilities By $1.6 Billion

Company to purchase group annuity contract from Prudential to transfer responsibility for pension benefits for approximately 16,000 former employees

HARTFORD, Conn., June 26, 2017 - The Hartford has entered into an agreement with Prudential Financial, Inc. (NYSE: PRU) for the company’s pension plan to purchase a group annuity contract and transfer $1.6 billion, or 29 percent of The Hartford’s $5.6 billion in U.S. qualified pension plan liabilities.

The agreement will transfer responsibility for current and future pension benefits for about 16,000 former employees, or about 38 percent of The Hartford’s U.S. pension plan participants, to Prudential effective with the settlement of the transaction, which is expected to occur on June 30, 2017. There will be no change to the pension benefits for any plan participants as a result of this transaction.

“We are pleased that this transaction preserves these pension benefits while reducing the company’s long-term pension obligations,” said The Hartford’s Chief Human Resources Officer Marty Gervasi. “We are grateful for the contributions The Hartford’s former employees have made to the company, and the provider selected is a highly-rated, experienced retirement benefits provider in the industry.”

As a result of the transaction, the company expects to recognize, in second quarter 2017, a pension settlement charge to net income of approximately $485 million, after-tax, and a reduction to stockholder’s equity of approximately $140 million, or $0.37 per diluted share based on March 31, 2017 shares outstanding. In order to maintain the plan’s pre-transaction-funded status, The Hartford intends to make a contribution of approximately $300 million by year-end 2017.
Those participants who are being transferred to Prudential will receive initial notice from The Hartford by the end of July and will receive detailed information from Prudential in mid-October. No action is required on their part at this time. All transferred plan participants will continue to receive their benefits from The Hartford’s pension plan until November 1, 2017, at which time payment and administration will transition to Prudential. All other plan participants will remain in The Hartford’s plan.

About The Hartford

The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with more than $1 trillion of assets under management as of March 31, 2017, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

Prudential Retirement delivers retirement plan solutions for public, private, and nonprofit organizations. Services include defined contribution, defined benefit and non-qualified deferred compensation recordkeeping, administrative services, investment management, comprehensive employee education and communications, and trustee services, as well as a variety of products and strategies, including institutional investment and income products, pension risk transfer solutions and structured settlement services. With more than 85 years of retirement experience, Prudential Retirement helps meet the needs of 4.2 million participants and annuitants. Prudential Retirement has $395.5 billion in retirement account values as of March 31, 2017. Retirement products and services are provided by Prudential Retirement Insurance and Annuity Company (PRIAC), Hartford, Conn., or its affiliates.

HIG-F

Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to the financial impact of the purchase of the group annuity contract, including, without limitation, the reduction to the pension benefit liability, the funding status of and future contribution to the Plan, the settlement charge to net income, and the impact to stockholder’s equity, and are based on current expectations and assumptions. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2016 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

The Hartford Media Contact:
Michelle Loxton
860-547-7413
michelle.loxton@thehartford.com

The Hartford Investor Contact:
Sabra Purtill, CFA
860-547-8691
sabra.purtill@thehartford.com

Prudential Media Contact:
Gregory Roth
Direct: 973-802-6585
Mobile: 973-477-0570
gregory.roth@prudential.com